EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL THIRD QUARTER AND FISCAL 2024 YEAR-TO-DATE RESULTS

TULSA, OK, January 11, 2024—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the third quarter and year-to-date ended November 30, 2023.

Third Quarter Summary Compared to the Prior Year Third Quarter

●	Net revenues of $16.9 million, a decrease of $13.4 million, or 44.2%, compared to $30.3 million.
●	Average active PaperPie Brand Partners totaled 16,400 compared to 27,100.
●	Earnings before income taxes totaled $2.7 million, an increase of $2.7 million, compared to $0.0 million.
●	Net earnings totaled $2.0 million, compared to $0.0 million, an increase of $2.0 million, or 100.0%.
●	Earnings per share totaled $0.24, compared to $0.00 on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $42.1 million, a decrease of $30.7 million, or 42.2%, compared to $72.8 million.
●	Average active PaperPie Brand Partners totaled 19,200 compared to 28,700.
●	Earnings (loss) before income taxes of $2.9 million, an increase of $3.7 million, compared to $(0.8) million.
●	Net earnings (loss) totaled $2.2 million, compared to $(0.6) million, an increase of $2.8 million.
●	Earnings (loss) per share totaled $0.26, compared to $(0.07), up 471.4% on a fully diluted basis.

Per Mr. Craig White, President and CEO of Educational Development Corporation, “Although our PaperPie division’s third quarter net revenues decreased $9.8 million from the third quarter of last year, primarily due to the decrease in active Brand Partners, net revenues did tick up 59% sequentially from $10.6 million in the second quarter of fiscal 2024.  Starting in the second quarter and continuing through the third, we have seen stabilization in our active Brand Partner levels.  We are pleased to see our Leader levels and our percentage of active Brand Partners selling return to pre-pandemic levels, albeit at lower overall Brand Partner levels.  Our active Brand Partner numbers have been negatively impacted since the fourth quarter of fiscal 2023 due to our rebranding, COVID and the challenging economy.”

“Our Publishing division’s net revenues decreased $3.6 million from the their quarter last year, due to the stoppage of distribution of Usborne products to retail customers . The decrease in Usborne sales of $4.3 million was offset by increased sales of $0.7 million from of our Kane Miller, Learning Wrap-Ups and our new product line SmartLab Toys; with the majority of additional sales from SmartLab Toys. We continue to receive positive feedback from the introduction of SmartLab Toys, with only 25 items currently availaable. We expect that the sales from the full introduction of this new product line, along with growth in Kane Miller and Learning Wrap-Ups product sales, will offset the discontinued Usborne product sales within this division.”

“During the year, we have benefited from two non-recurring transactions that impacted our bottom-line profits. The first was the receipt of approximately $3.8 million of Employee Retention Credit (“ERC”) from amending our payroll tax returns from fiscal 2021 and 2022 during the second fiscal quarter. The ERC is a refundable tax credit outlined in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). These funds are reflected in other income and positively impacted our second quarter and year-to-date results. The second transaction occurred in the third quarter, when we executed the sale and leaseback of our old headquarters building. This sale/leaseback transaction resulted in a gain of approximately $4.0 million in the third quarter. The net proceeds from both events were used to pay down our borrowings with our bank, which has been our primary focus for improving our overall financial performance”.

“Lastly, in December, we strategically executed an amendment to our credit agreement with our bank to increase our line of credit from $5.0 million to $8.0 million and extend the maturity through May 31, 2024. This extension also enables us to purchase up to $2.1 million of new inventory. The line of credit extension period matches the anticipated sale period for our headquarters building, the Hilti Complex. The proceeds from the sale of the Hilti complex are expected to pay off all of our remaining borrowings with our bank, further improving our bottom line.” concluded Mr. White.

Pre-COVID, COVID Impacted and Current Year Comparison

Due to the significant impacts of the COVID-19 pandemic on our business in previous years, we are providing the additional tables below to show pre-COVID, COVID impacted and current financial results for the fiscal year-to-date and fiscal third quarter:

QUARTERLY RESULTS (THIRD FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	COVID Impacted	Current Year
Period	Q3 FY 2020	Q3 FY 2021	Q3 FY 2022	Q3 FY 2023	Q3 FY 2024
Average # of Brand Partners	33,600	57,200	41,500	27,100	16,400
Net Revenues	40,824,600	66,750,300	45,112,300	30,269,400	16,944,800
Net Earnings (Loss)	2,735,800	4,269,600	2,646,600	900	1,972,100
After tax profit %	6.7%	6.4%	5.9%	0.0%	11.6%

YEAR-TO-DATE RESULTS (THROUGH THIRD FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	COVID Impacted	Current Year
Period	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Average # of Brand Partners	32,900	45,200	47,300	28,700	19,200
Net Revenues	92,850,000	164,292,100	118,914,600	72,848,700	42,061,800
Net Earnings (Loss)	5,107,000	10,455,700	7,982,900	(585,200)	2,161,000
After tax profit %	5.5%	6.4%	6.7%	(0.8%)	5.1%

PaperPie net revenues decreased $9.8 million, or 38.4%, to $15.7 million during the three months ended November 30, 2023, when compared to $25.5 million during the same period a year ago. The average number of active Brand Partners in the third quarter of fiscal 2024 was 16,400, a decrease of 10,700, or 39.5%, from 27,100 average active Brand Partners selling in the third quarter of fiscal 2023.

Publishing net revenues decreased $3.6 million, or 75.0%, to $1.2 million during the three months ended November 30, 2023, when compared to $4.8 million during the same period a year ago. The decrease in Publishing sales resulted from the stoppage of Usborne product sales, partially offset by increased sales of Kane Miller, Learning Wrap-Ups and SmartLab Toys.

Net inventories decreased to $57.9 million as of November 30, 2023, from $63.8 million as of February 28, 2023. In addition, during the second quarter of fiscal 2024, Braintree and PayPal (together “PayPal”), under the terms of our agreements, began to hold cash payments received from customers in reserve to offset any potential chargebacks. During the third quarter of fiscal 2024, the Company switched merchant services for Visa, Discover and Mastercard transactions from Braintree to Nexio. This switch allowed a portion of the reserves to be released prior to November 30, 2023. The Company has classified the remaining cash held by PayPal, totaling approximately $1.1 million at November 30, 2023 as restricted cash.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended November 30,		Nine Months Ended November 30,
	2023	2022	2023	2022
NET REVENUES	$16,944,800	$30,269,400	$42,061,800	$72,848,700

EARNINGS (LOSS) BEFORE INCOME TAXES	2,696,000	1,200	2,948,200	(819,200)

INCOME TAX EXPENSE (BENEFIT)	723,900	300	787,200	(234,000)
NET EARNINGS (LOSS)	$1,972,100	$900	$2,161,000	$(585,200)

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,266,032	8,058,349	8,271,284	8,075,528
Diluted	8,266,032	8,249,069	8,277,491	8,075,528

Fiscal 2024 Third Quarter Earnings Call

EDC’s President and Chief Executive Officer, Craig White, Chief Sales and Marketing Officer, Heather Cobb, and Chief Financial Officer, Dan O’Keefe, will host its Third Quarter Fiscal 2024 Earnings Call, followed by a question-and-answer period.

Date: Thursday, January 11, 2024

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (888) 396-8049

Conference ID: 63601674

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent Brand Partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new Brand Partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2023, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2023 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.